Exhibit 10.37

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (the “Agreement”) is made as of December 11, 2013 by and between United Online, Inc., a Delaware corporation (the “Company”), and Charles B. Ammann (“Executive”).  The Company and Executive are collectively referred to herein as the “Parties”.  Capitalized terms not defined herein will have the meanings ascribed to them in the Employment Agreement (as defined below).

WHEREAS, the Company and Executive are parties to that certain employment agreement dated as of February 7, 2011, as amended as of January 25, 2013 and July 29, 2013 (the “Employment Agreement”), pursuant to which Executive currently serves as Executive Vice President, General Counsel and Secretary of the Company;

WHEREAS, the Parties desire to terminate their employment relationship and to terminate the Employment Agreement (except as otherwise explicitly provided herein and therein);

WHEREAS, the Company desires to engage the services of Executive as a consultant to the Company pursuant to the terms of the Consulting Agreement entered into as of the date hereof, the form of which is attached hereto as Exhibit A (the “Consulting Agreement”) following termination of Executive’s employment with the Company, and Executive desires to accept such engagement pursuant to the Consulting Agreement.

NOW, THEREFORE, for and in consideration of the promises and the consideration more fully set forth herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Company and Executive mutually agree as follows:

1.                                      Resignation as Officer and Separation Date.  Executive’s separation from the Company will be effective as of January 1, 2014 (the “Separation Date”).  Executive shall resign from his position as an officer of the Company and any other positions he may hold with the Company or any of its affiliates as of the Separation Date, and Executive agrees that he will execute any and all documents necessary to effect such resignations.  The Parties acknowledge and agree that Executive’s separation shall not be deemed “for cause” or “without cause” or for “Good Reason” as defined in the Employment Agreement.

2.                                      Employment Through Separation Date.  During the period from the date of this Agreement through the Separation Date, Executive will continue to be employed by the Company as Executive Vice President, General Counsel and Secretary of the Company in accordance with terms of his Employment Agreement and in a manner consistent with past services in such roles.

3.                                      Payment of Accrued Obligations; 2013 Bonus; Equity Treatment.

(a)                                 Accrued Obligations.  Upon the Separation Date, the Company will pay Executive the Accrued Obligations pursuant to the Employment Agreement.

(b)                                 Benefit Plans.  All of Executive’s benefits under the Company’s or its affiliates’ employee benefit plans and arrangements shall terminate effective as of the Separation Date, except as provided herein and except for any benefits under such plans or arrangements that may provide for later termination in accordance with the provisions of such plan or arrangement.

(c)                                  COBRA.  Executive shall retain any rights he may have under the federal Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or any similar state law, to elect continuation of certain healthcare coverage after the Separation Date.

(d)                                 2013 Bonus.  In consideration of Executive’s agreements and covenants contained herein, so long as Executive is not in violation of the terms of the Employment Agreement, this Agreement or the Consulting Agreement, the Company shall pay to Executive a cash bonus equal to the greater of (i) Executive’s target annual bonus for 2013 (i.e., not less than 85% of $387,500 or $329,375) or (ii) the annual bonus for 2013 which would be due to Executive based on actual performance, no later than January 24, 2014.  On the same date, the Company shall reimburse Executive for up to $25,000 in legal fees and expenses incurred in connection with this Agreement.

(e)                                  Equity Treatment.  In consideration of Executive’s agreements and covenants contained herein, and provided that Executive has executed within twenty-one (21) days following, but not before, the Separation Date, and does not revoke within seven (7) days after such execution, the General Release and Agreement in the form attached hereto as Exhibit B (the “Release”), and so long as Executive is not in violation of the terms of the Employment Agreement which survive by virtue of Section 14 thereof, this Agreement or the Consulting Agreement as of each date below, Executive’s outstanding equity awards shall be treated as follows, subject to the terms of Section 3 of the Consulting Agreement:

(i)                                     30,549 options to acquire Company stock which would have vested on February 15, 2014 shall vest as of February 15, 2014;

(ii)                                  29,676 restricted stock units with respect to Company stock which would have vested on February 15, 2014 shall vest and be settled as of February 15, 2014;

(iii)                               9,892 restricted stock units which would have vested on February 15, 2015 shall vest and be settled as of April 30, 2014;

(iv)                              9,892 restricted stock units which would have vested on February 15, 2015 shall vest and be settled as of May 30, 2014; and

(v)                                 9,893 restricted stock units which would have vested on February 15, 2015 shall vest and be settled as of June 30, 2014.

Any options to acquire Company stock which are vested as of the Separation Date or become vested due to the foregoing provisions of this Section 3(e) shall remain exercisable until the earlier of (i) the date which is 90 days following the termination of the Consulting Period (as defined in the Consulting Agreement) or (ii) the final date of the term of such option.  Any restricted stock units held by Executive and not referenced above shall remain outstanding through July 15, 2014, at which point they shall terminate and be of no further force or effect, unless alternative treatment for such restricted stock units shall have been determined on or prior to July 15, 2014.

(f)                                   Consulting Agreement.  In further consideration of Executive’s agreements and covenants contained herein, the Company and Executive are entering into the Consulting Agreement, which Consulting Agreement shall become effective as of the Separation Date.

(g)                                  Taxes.  Tax withholding upon the vesting and settlement of restricted stock units pursuant to Section 3(e) hereof shall be accomplished via the “Share Withholding Method,” as defined in the agreements evidencing the grant of such restricted stock units, which the Company agrees to keep available to Executive unless prohibited by law, and on the assumption that the Company has withholding obligations with respect to such settlement even though Executive will no longer be an employee of the Company at such time.

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(h)                                 Section 409A of the Internal Revenue Code.  This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury Regulations promulgated thereunder (“Section 409A”). Notwithstanding any provision to the contrary in this Agreement, no payment or distribution under this Agreement that constitutes an item of deferred compensation under Section 409A, and becomes payable by reason of Executive’s termination of employment with the Company will be made to Executive unless Executive’s termination of employment constitutes a “separation from service” (as the term is defined Section 409A) solely to the extent required to avoid accelerated taxation or tax penalties in respect of such amounts.  The parties acknowledge that the level of services which are required under the Consulting Agreement are such that the date of Executive’s separation from service for purposes of Section 409A shall be the Separation Date.  For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A.  It is intended that this Agreement shall comply with the provisions of Section 409A so as not to subject Executive to the payment of additional taxes and interest under Section 409A.  In furtherance of this intent, the Agreement shall be interpreted, operated, and administered, and payments hereunder reported, in a manner consistent with these intentions.  To the extent that any reimbursable expenses hereunder are deemed to constitute compensation to Executive, such expenses shall be paid or reimbursed promptly, but not later than by December 31 of the year following the year in which such expenses were incurred.  The amount of such expenses eligible for reimbursement in one calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year, and Executive’s right to reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

4.                                      Termination of Employment Agreement; Survival of Restrictive Covenants.  The Parties agree that the Employment Agreement shall terminate and be of no further effect, effective as of the Separation Date, except as set forth in Section 14 of the Employment Agreement.

5.                                      No Additional Obligations.  The Company shall not be obligated to pay any other sums to Executive or to provide any other benefits to Executive after the Separation Date, except (i) as set forth in this Agreement, the Consulting Agreement or the Release; and (ii) for reimbursement of business expenses in accordance with Company policy and for claims or rights to indemnification arising under the charter or by-laws of the Company (and/or its affiliates) or under that certain Indemnification Agreement dated August 15, 2009 between the Company and the Executive, or any rights arising from the director and officer insurance policy or policies of the Company, or any claims that, as a matter of applicable law, are not waivable or otherwise subject to release, all of which shall survive the termination of Executive’s employment with the Company, the expiration or termination of the Employment Agreement, this Agreement and/or the Consulting Agreement, and the effectiveness of the Release.

6.                                      Cooperation Following Separation Date.  Following the Separation Date, in addition to the obligations set forth in the Consulting Agreement, Executive agrees to cooperate and assist the Company so as to aid the Company in connection with de minimis informational requests relating to Executive’s employment by the Company or about which Executive is knowledgeable, provided that the Company will make reasonable efforts not to furnish Executive with material non-public information which would preclude Executive from trading in the stock of the Company or FTD Companies, Inc. without advance notice and discussion with Executive.

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7.                                      Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the respective successors and (in the case of the Company) assigns of the Parties to this Agreement, and each of them.

8.                                      Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its conflicts of laws rules.

9.                                      Severability.  If any provision of this Agreement shall be held invalid, void or unenforceable by a court of competent jurisdiction, the remaining provisions shall not be affected thereby and shall remain in full force and effect.  In the event that any covenant contained herein is not enforceable in accordance with its terms, Executive and the Company agree that such provision shall be reformed to make it enforceable in a manner that provides as nearly as possible the result intended by this Agreement.

10.                               Entire Agreement.  This Agreement, along with the Employment Agreement, Consulting Agreement and any other documents incorporated by reference herein or therein (such Agreements, the “Executive Agreements”), contains the entire agreement between the Parties pertaining to the subject matter hereof, and shall be considered and understood to be a contractual commitment and not a mere recital.  No covenants, agreements, representations, or warranties of any kind whatsoever, whether express or implied in law or fact, have been made by the Parties, except as specifically set forth in the Executive Agreements.  The Executive Agreements supersede any and all prior and contemporaneous agreements, term sheets, negotiations and understandings, whether written or oral, pertaining to the subject matter hereof.

11.                               Modifications.  No modification, amendment, or waiver of any of the provisions contained in this Agreement, or any future representations, promise, or condition in connection with the subject matter of this Agreement, shall be binding upon any party to this Agreement unless made in writing and signed by such party.  In the case of the Company, any such writing shall bind the Company only if signed by the Chief Executive Officer of the Company.

12.                               Voluntary Agreement.  EXECUTIVE ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THE FOREGOING PROVISIONS AND THOSE SUCH PROVISIONS ARE REASONABLE AND ENFORCEABLE.  EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS SIGNED THIS AGREEMENT AS HIS OWN AND VOLUNTARY ACT.

13.                               Notice.  All notices or other communications required or permitted by this Agreement: (a) must be in writing; (b) must be delivered to each party at the address set forth below, or any other address that a party may designate by notice to the other party; and (c) are considered delivered on the earlier of: (a) on the date of delivery if delivered personally or (b) on the first business day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Executive, at his current address on file with the Company or such different address as Executive may provide the Company in writing; and

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if to the Company:

United Online, Inc.
21301 Burbank Blvd
Woodland Hills, CA  91367
Attention: Chief Executive Officer

14.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and such counterparts when taken together shall constitute but one instrument.

[Signatures appear on the following page]

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IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties hereby execute this Agreement as of the first date set forth below.

CHARLES B. AMMANN

DATED:	December 11, 2013	/s/ Charles B. Ammann

UNITED ONLINE, INC.

DATED:	December 11, 2013	By:	/s/ Francis Lobo
		Name:	Francis Lobo
		Title:	President and Chief Executive Officer

EXHIBIT A

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”), is made and entered into as of December 11, 2013, by and between United Online, Inc., a Delaware corporation (the “Company”), and Charles B. Ammann (“Consultant”).

RECITALS

WHEREAS, Consultant has served as the Executive Vice President, General Counsel and Secretary of the Company;

WHEREAS, Consultant’s employment is terminating as of January 1, 2014 (the “Effective Date”); and

WHEREAS, the Company desires to retain the services of Consultant following the Effective Date, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the above recitals and for and in consideration of the mutual promises set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Consulting Period.  The Company hereby engages Consultant as a consultant, subject to the terms and provisions of this Agreement, for the period commencing from the Effective Date and ending on June 30, 2014; provided, however, that the Company may request Consultant to extend such period through a date no later than September 30, 2014 and Consultant will reasonably consider such request in return for agreed-upon compensation (such consulting period, as it may be extended by mutual agreement of the parties pursuant to the terms of this Section 1, the “Consulting Period”).  Notwithstanding the foregoing, the Consulting Period shall be subject to earlier termination pursuant to Sections 3 and 6 hereof.

2.                                      Consulting Services.  Consultant shall render consulting and advisory services (the “Consulting Services”) as follows: (a) from the Effective Date through March 31, 2014, Consultant shall (i) cooperate and provide his assistance in effectuating a smooth transition of his duties and responsibilities to his successor (or other person or persons as may be requested by the Chief Executive Officer of the Company) by providing advice and assistance as to general transitional legal matters; and (ii) provide advice and assistance with respect to the Multistate Investigation (as defined below); and (b) from April 1, 2014 through June 30, 2014, or such later date as the Consulting Period may end pursuant to the terms of Section 1 hereof, provide advice and assistance with respect to the Multistate Investigation.  During the Consulting Period, Consultant shall devote his efforts and attention to the business of the Company on an as needed basis as reasonably requested by the Company, with such services not to exceed thirty-two (32) hours monthly, and not to exceed two (2) hours per day unless there has been prior written notice to and written agreement from Consultant (which written and notice and agreement may be conducted via email correspondence).  The parties acknowledge that the level of services which are required under the Consulting Agreement are such that the date of Executive’s “separation from service” for purposes of Section 409A shall be the Effective Date.  In structuring the level and timing of the services to be provided hereunder, the Company shall be mindful of, and coordinate with, the requirements of Consultant’s then-current employment, if any, so as to permit Consultant to fulfill the requirements of and not interfere with any such employment, and Consultant may reasonably postpone the time for rendering services requested by the Company when necessary in order to accommodate the needs of Consultant’s new employer, if any.  Absent extraordinary circumstances, the Company acknowledges that the services rendered by Consultant need not be rendered on Company premises.  For purposes of this Agreement, “Multistate Investigation” shall mean the investigation of the Company by the Attorneys General of multiple jurisdictions regarding certain post-transaction sales practices of FTD.COM Inc. and Classmates Online, Inc., renamed Memory Lane, Inc., as described in more detail in the Company’s public filings.

3.                                      Equity Vesting.  Consultant shall be provided with the equity vesting (the “Equity Vesting”) set forth in Section 3(e) of the Transition and Separation Agreement entered into as of the date hereof (the “Separation Agreement”); provided, however, that if Executive shall be in material breach of the terms of this Agreement or the Separation Agreement (as determined by a three-member arbitration panel comprised of two party-appointed arbitrators who will then select the third member of the panel (collectively, the “Panel”)) after Consultant is provided written notice of such breach and a ten (10) day period to cure such breach, if such breach is amenable to cure), then effective as of the date the Panel specifies in its written determination that such breach occurred and was not timely cured (such uncured material breach, a “Breach”): (a) no further Equity Vesting shall occur; (b) any unvested equity awards held by Consultant shall be forfeited; (c) Consultant shall have no further rights with respect to such awards; and (d) the Consulting Period shall terminate.  Between the date of written notice of alleged breach and the date on which the Panel issues its written determination as to whether there was a Breach (the “Determination Date”), the delivery of shares pursuant to Section 3(e) of the Separation Agreement in settlement of restricted stock units shall be suspended.  If the Panel determines that there was a Breach, then all such undelivered shares shall be forfeited by Consultant.  If the Panel determines that there was not a Breach, then all such shares shall be delivered to Consultant within ten (10) days following the Determination Date, but in no event later than December 31, 2014.  Upon termination of the Consulting Period due to death or Disability (as defined below), then so long as Consultant is not then in Breach of this Agreement or the Separation Agreement (as determined in accordance with the process set forth in the foregoing provisions of this Section 3), Consultant (or Consultant’s estate, as the case may be) shall be entitled to receive the Equity Vesting as if the Consulting Period had continued through June 30, 2014.

4.                                      Other Compensation and Benefits.  Other than as specifically set forth in Section 3 of this Agreement, Consultant shall not be entitled during the Consulting Period to, and shall make no claim to, rights or fringe benefits afforded generally to the Company’s employees, including health insurance, disability or unemployment insurance, workers’ compensation insurance, pension and retirement, profit-sharing, or any other policy or plan applicable to employees of the Company; provided, however, that nothing herein shall adversely affect Consultant’s right to (a) receive his vested benefits under any such plan maintained by the Company in respect of his prior services as an employee of the Company; or (b) elect continuation of certain healthcare benefits coverage after the Effective Date under the federal Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or any similar state law.

5.                                      Expenses.  Upon presentation of documentation reasonably and typically acceptable to the Company, with a copy to the Company officer charged with expense review for the Company, the Company shall reimburse Consultant for all reasonable expenses incurred by Consultant in connection with the performance of the Consulting Services (“Expenses”) in accordance with the Company’s expense reimbursement policy in effect from time to time.  Consultant agrees to obtain Company’s prior written approval for travel expenses or out of pocket expense items expected to exceed $250.00.

6.                                      Termination of Consulting Period.

6.1                               Termination of Consulting Period.  Notwithstanding any other provision hereof, the Consulting Period and Consultant’s services as a consultant hereunder shall terminate, and, except as otherwise specifically provided herein, this Agreement shall terminate on the earliest to occur of the following dates:

(a)                                 the date of Consultant’s death;

(b)                                 the date Consultant is determined to be Disabled;

(c)                                  the date the Panel specifies in its determination pursuant to Section 3 hereof that a Breach has occurred and the Consulting Period is terminated; or

(d)                                 the expiration date of the Consulting Period.

For purposes of this Agreement, “Disability” shall mean Consultant’s inability to engage in any substantial activity necessary to perform his duties and responsibilities hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than three (3) months, as determined in the reasonable discretion of the Company.

6.2                               Payment of Expenses Upon Termination.  Upon termination of the Consulting Period for any reason, the Company shall pay or provide to Consultant (or his estate, as the case may be), within ten (10) days after the Date of Termination, any incurred but unpaid or unreimbursed Expenses.

7.                                      Independent Contractor Status.  The Company and Consultant each acknowledge and agree that, following the Effective Date, Consultant shall serve as an independent contractor and not as an employee of the Company.  The Company and Consultant hereby covenant with one another to treat the engagement of Consultant as that of an independent contractor, and not an employee, for all purposes.

7.1                               Exercise of Independent Judgment.  Consultant is engaged by the Company to exercise his own independent and professional judgment in performing the services pursuant to this Agreement.  Consultant, in his sole discretion, will determine the manner, means, details and methods used in performing the services.

7.2                               Inability to Bind the Company.  Consultant shall not have any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the Company, or to bind the Company in any manner, except as may be authorized in writing by a duly authorized officer or manager of the Company, and shall not make any contrary representation to any third party.

8.                                      Section 409A of the Internal Revenue Code; Delay of Payments.  The terms of this Agreement have been designed to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury Regulations promulgated thereunder (“Section 409A”), where applicable, and shall be interpreted and administered in a manner consistent with such intent.  To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Consultant under this Agreement shall be paid to Consultant on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement during any one year may not affect amounts reimbursable or provided in any subsequent year.

9.                                      Notices.  All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in accordance with the notice provisions of the Separation Agreement.

10.                               Assignment; Binding Effect.  Consultant may not assign his rights or delegate his duties or obligations hereunder without the written consent of the Company.  This Agreement may be assigned to any successor of the Company.

11.                               Amendment; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Consultant or his legal representative and such officer(s) as may be specifically designated by the Company.  No waiver by a party hereto at any time of any breach by another party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12.                               Invalid Provisions.  Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

13.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.                               Governing Law; Indemnification.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of laws thereof.  The Company shall indemnify Consultant for expenses (reasonable attorneys’ fees and expenses) relating to claims by third parties arising from or in connection with his performance of services hereunder during the Consulting Period.  Such indemnification shall be on terms at least as favorable as the most favorable terms the Company provides its officers and directors.

15.                               Captions.  The use of captions and section headings herein is for purposes of convenience only and shall not affect the interpretation or substance of any provisions contained herein.

16.                               Entire Agreement.  Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties hereto with respect to the consulting relationship between the parties.

17.                               Survival of Certain Provisions.  Notwithstanding any other provision of this Agreement to the contrary, the provisions of this Agreement that by their nature or by their content or as specified under this Agreement are intended to continue beyond the termination or expiration of this Agreement, including without limitation the provisions of Sections 7 through 17 hereof, shall survive the termination or expiration of the Consulting Period or this Agreement.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the Company and Consultant have executed and delivered this Agreement as of the date written above.

UNITED ONLINE, INC.

By:
Name: Francis Lobo
Title: President and Chief Executive Officer

CONSULTANT:

Charles B. Ammann

EXHIBIT B

GENERAL RELEASE AND AGREEMENT

I, Charles B. Ammann, acknowledge that my employment with United Online, Inc. (the “Company”) terminates on January 1, 2014 (the “Separation Date”) and that I will not perform any further employee duties or render services in any other capacity to the Company (as defined below) after such date, except as provided in the Consulting Agreement with the Company dated December 11, 2013 and attached hereto as Exhibit A (the “Consulting Agreement”).

The Company is offering me the Equity Vesting set forth in Section 3(e) of the Transition and Separation Agreement (the “Separation Agreement”) and the Consulting Agreement (the “Separation Benefits”), contingent upon the effectiveness of the release set forth herein (the “Release”).

In consideration of the Separation Benefits, I hereby agree to the following Release:

1.              On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever release and discharge (a) United Online, Inc. (the “Company”), and each of its past or present parents, subsidiaries, affiliates, insurers, insurance policies and benefit plans, (b) each of the past and present shareholders, officers, directors, agents, employees, representatives, administrators, fiduciaries and attorneys of the foregoing entities and plans, and (c) the predecessors, successors, transferees and assigns of each of the persons and entities described in this sentence (collectively, the “Company Released Parties”) from any and all claims, causes of action, and liabilities arising out of or relating in any way to my employment with the Company, including, but not limited to, the offer and termination of my employment as well as the terms and conditions of my employment and good faith disputes regarding my wages and hours of work.

I understand and agree that this Release is a full and complete waiver and release of all claims, including, but not limited to, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, wrongful termination, violation of public policy, defamation, personal injury, emotional distress, claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act,  the Employee Retirement Income Security Act (except for claims for vested benefits under a pension or retirement plan), the Family and Medical Leave Act, the California Fair Employment and Housing Act, the Equal Pay Act of 1963,  the provisions of the California Labor Code, and any and all other federal, state, or local constitutional, statutory, regulatory, or common law causes of action now or hereafter recognized, and any claims for attorneys’ fees and costs.  Nothing in this Release shall waive any of the following: (i) rights or claims that arise after the date on which I execute this Release, (ii) claims I may have for unemployment compensation and workers’ compensation, and, subject to paragraph 6, below, to reimbursement for business expenses, (iii) claims for health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA), (iv) claims with respect to vested benefits under a pension or retirement plan governed by the Employee Retirement Income Security Act, (v) claims for the Separation Benefits, (vi) claims or rights to indemnification arising under the charter or by-laws of the Company (and/or its affiliates) or under the Indemnification Agreement between me and the Company dated August 15, 2009, or any rights arising from the director and officer insurance policy or policies of the Company and (vii) any claims that, as a matter of applicable law, are not waivable or otherwise subject to release.

2.              I do not presently believe I have suffered any work-related injury or illness.

3.              I understand and agree that the Company will not provide me with the Separation Benefits unless I execute and deliver this Release and such Release becomes enforceable and irrevocable under applicable law.  I further understand that I have received or will receive, regardless of the execution of this Release, all undisputed wages owed to me, together with any accrued but unused vacation pay, less deductions, in my final paycheck.  I acknowledge and understand that I am waiving and releasing all claims for disputed wages or other forms of compensation.

4.              I understand that I am releasing potentially unknown claims, and that I have limited knowledge with respect to some of the claims being released.  I acknowledge that there is a risk that, after signing this Release, I may learn information that might have affected my decision to enter into this Release.  I acknowledge, for example, that I may learn that I have suffered injuries of which I am not presently aware.  I assume this risk and all other risks of any mistake in entering into this Release.  I agree that this Release is fairly and knowingly made.  I expressly waive all rights and benefits conferred upon me by the provisions of Section 1542 of the California Civil Code and/or any analogous law of any other state, which states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

I consciously intend these consequences even as to claims for damages that may exist as of the date I execute this Release that I do not know exist, and which, if known, would materially affect my decision to execute this Release, regardless of whether the lack of knowledge is the result of ignorance, oversight, error, negligence or any other cause.

5.              As part of my existing and continuing obligation to the Company, except for such Company Property and Company Information that the Company permits me to keep during the Consulting Period in order to carry out my obligations thereunder, which I will return at the conclusion of the Consulting Period, I have returned, or within seven (7) days after the Separation Date will return, to the Company all Company documents, information, and property, including files, records, computer access codes, and instruction manuals, as well as any Company assets or equipment that I have in my possession or under my control (collectively, the “Company Property”).  I further agree not to keep any copies of the Company Property or any other Company documents or information.  I understand that the return of such Company Property within the applicable seven (7) day period is an additional express condition to my entitlement to the Separation Benefits.  I affirm my obligation to keep all Company Information confidential and not to disclose it to any third party in the future.  I understand that the term “Company Information” includes, but is not limited to, the following:  (a) confidential information, including information received from third parties under confidential conditions; and (b) information concerning customers (including customer lists), as well as other technical, scientific, marketing, business, product development, or financial information, the use or disclosure of which might reasonably be determined to be contrary to the interests of the Company.

6.              I agree that, within thirty (30) days after the Separation Date, I will submit, if applicable, my final documented expense reimbursement statement reflecting all business expenses I incurred through the Separation Date for which I seek reimbursement. I acknowledge that my failure to submit such a statement within this time period may result in my waiver of any right to be reimbursed by the Company for any such expenses.  The Company will reimburse me for any such expenses for which I submit such timely documentation within seven (7) business days after such submission.

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7.              I represent and warrant that I am the sole owner of all claims relating to my employment with the Company, and that I have not assigned or transferred any claims relating to my employment to any other person or entity.

8.              I understand and agree that this Release shall not be construed at any time as an admission of liability or wrongdoing by either myself or the Company.

9.              If any one or more of the provisions contained in this Release is, for any reason, held to be unenforceable, that holding will not affect any other provision of this Release, and this Release shall then be construed as if the unenforceable provisions had never been contained in the Release.

10.       I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of this Release before executing this Release.  I understand that I may discuss this Release with an attorney of my choosing before signing this Release.

11.       I acknowledge that this Release was delivered to me in final form on December 10, 2013 (the “Release Delivery Date”) and that I have been given a minimum of twenty-one (21) days from the Release Delivery Date in which to review and consider it.  I understand and acknowledge that the Company has advised me to obtain advice concerning this Release from an attorney of my choice before signing this Release. I further represent that I have had sufficient time to review and consider the terms of this Release.  I represent that if I execute this Release before the twenty-one (21)-day review/consideration period has elapsed, I do so voluntarily, and that I voluntarily waive any remaining review/consideration period.

12.       I understand that after executing this Release, I have the right to revoke it in writing within seven (7) days after I sign it.  I understand that any revocation of this Release must be made in writing and delivered to the Company at 21301 Burbank Boulevard, Woodland Hills, California 91367, Attention: Francis Lobo, within the seven (7) day revocation period.  I understand that I will not become entitled to the Separation Benefits unless and until (a) all the Company Property has been returned within the seven (7) day period measured from the Separation Date in accordance with Section 5 above, (b) I have complied with my obligations under the Separation Agreement and the Employment Agreement, (c) this Release has been fully executed by me and delivered to the Company prior to the expiration of the twenty-one (21) day review/consideration period measured from the Separation Date, and (d) the seven (7) day revocation period has passed without my revoking the Release in writing.  I understand that this Release may not be revoked after the seven (7) day revocation period has passed.  Provided and only if the foregoing conditions set forth in this Section 12 have been satisfied in accordance with the applicable time periods, I understand that I will be entitled to receive the Separation Benefits at the times set forth in the Separation Agreement and the Consulting Agreement.  In no event will I have any control over the payment dates of the Separation Benefits, and notwithstanding anything to the contrary in this Agreement, to the extent any portion of the Separation Benefits is deemed to constitute deferred compensation under Section 409A, I understand that the Company may delay the payment of such Separation Benefits to the extent necessary in order to avoid a prohibited distribution under Section 409A.

13.       I acknowledge that this Release shall be governed by and construed according to the laws of the State of California, without regard to its conflicts of law principles.  I also consent to the venue and jurisdiction of the state and federal courts located in Los Angeles, California in the event that the Company takes legal action to enforce any of the terms of this Release.

3

EMPLOYEE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THIS RELEASE, I STATE THE FOLLOWING:  I HAVE READ IT; I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS; I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT; I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT; AND I HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY.

Date delivered to employee: December 11, 2013.

Executed this day of , 2014.

CHARLES B. AMMANN

Employee’s signature

RELEASE BY THE COMPANY

Contingent on the effectiveness of this Release, the Company, on its behalf and on behalf of its past or present parents, subsidiaries, affiliates, insurers, insurance policies and benefit plans, and  each of its and their past and present shareholders, officers, directors, agents, employees, representatives, administrators, fiduciaries and attorneys of the foregoing entities and plans, and the predecessors, successors, transferees and assigns of each of the foregoing persons and entities, does hereby fully and forever release and discharge Charles B. Ammann, his heirs, executors, administrators, personal representatives, successors, and assigns, from any and all claims, causes of action, and liabilities arising out of or relating in any way to his notice of his intention to terminate his employment or the timing of such notice.

UNITED ONLINE, INC.

DATED:	By:
	Name:	Francis Lobo
	Title:	President and Chief Executive Officer